Exhibit 10.4

Aspen Technology, Inc. Ten Canal Park	[phone] 617 949 1000	[world wide web] www.aspentech.com
Cambridge MA 02141-2201 USA	[fax] 617 949 1030	[e-mail] info@aspentech.com

[ASPENTECH LOGO]

June 24, 2003

Mr. Stephen Doyle
General Counsel and Chief Strategy Officer

Dear Steve:

        I am pleased to confirm that the Compensation Committee of the AspenTech Board of Directors has approved the following FY04 Executive Compensation Plan for you. This Plan is contingent upon shareholder approval of the Advent financing transaction, which is currently scheduled for August 2003.

        Your total target compensation for FY04 will be $338,000, which is comprised of a base salary of $250,000 and a bonus target of 35%. The actual bonus you earn will be determined by your achievement of FY04 goals. I will communicate the details of the FY04 bonus program to you in early Q1 once the program has been finalized and approved by the Compensation Committee.

        In addition, you will be granted options to purchase 283,400 shares of AspenTech common stock at the Fair Market Value on the day the Advent transaction is approved by shareholders. This grant, together with your existing option holdings, would bring your total equity participation level to approximately 0.350%, based on options with grant prices of $10/share or lower on a pre-reverse split basis. In consideration for this substantial new grant, the following conditions apply, contingent upon closing of the Advent transaction and issuance of the options:

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  For your existing stock options with pre-split grant prices of $10/share or lower, you agree to only exercise these options in accordance with their normal vesting schedule. In the event of your involuntary termination, or a change of control event as redefined in the 2001/2003 stock option plan and described in the proxy statement for the Advent transaction, this restriction will be lifted.

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  Your existing 12-18 month termination agreement will be cancelled.

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  Your current personal Change of Control agreement will be modified as follows. Upon closing of the Advent transaction your existing agreement automatically amends to a three-year term pursuant to its current terms and conditions. Upon issuance of the option grant to purchase 283,400 shares referred to above and the implementation of the compensation plan, your agreement will be amended to: (1) change the term to a set term of three years, without an automatic renewal feature, from the day of the approval of the Advent transaction by shareholders ("Approval Date"), and (2) amend section 3.2 of your agreement to provide for two times the sum stated therein for the first year beginning with the Approval Date, and one times the sum stated therein for the remaining two years.

        Steve, I look forward to our continued work together as we drive shareholder value.

Best regards,

/s/ David L. McQuillin David L. McQuillin President and CEO Aspen Technology, Inc.	/s/ Stephen Doyle Stephen Doyle General Counsel and Chief Strategy Officer Aspen Technology, Inc.	June 24, 2003 Date